The Emerging Germany Fund
Rule 10f-3 Transactions
January 1 to June 30, 1998


Trade     Security            Dealer          No. of      Purchase
Date      Description                         Shares      Price

6/22/98    Mannesmann          Deutsche       32,300        $89.19
           Aktiengesell-    Morgan Grenfell
           Schaft

% of issue
(1)

 .22%

(1) Represents purchases by all affiliated funds; may not exceed 25% of the total of (a) the principal amount of the offering class sold by members of the underwriters or members of the selling syndicate to qualified institutional buyers, as defined in Section 230.144A (a)(1) of the Investment Company
Act of 1940, plus (b) the principal amount of the offering of such class in any concurrent public offering.

Total amount of offering: 18,000,000 Bearer Shares

Members of underwriting syndicate

Deutsche Bank
Merrill Lynch
Merrill Lynch International
Goldman Sachs International
Dresdner Bank Aktiengesellschaft
DG Bank Deutsche Genossenschaftsbank
Commerzbank Aktiengesellschaft
Swiss Bank Corporation
Morgan Stanley & Co. International
Bayerische Landesbank Girozentrale
Westdeutsche Landesbank Girozentrale
Bayerische Vereinsbank Aktiengesellschaft
Lehman Brothers International (Europe)
Bankgesellschaft Berlin Aktiengesellschaft
BHF-Bank Aktiengesellschaft
Paribas
Trinkaus & Burkhardt Kommanditgesellschaft auf Aktien
ABN AMRO Bank (Deutschland) AG
HSBC Investment Bank plc.
Arnhold & S. Bleichroeder, Inc.